EXHIBIT 10.1
FIRST BANCORP 2008 OMNIBUS INCENTIVE PLAN
Section I
PURPOSE
The purpose of the First BanCorp 2008 Omnibus Incentive Plan (the “Plan”) is to develop and provide long term incentive compensation benefits to First BanCorp’s (the “Corporation” or the “Bank”) employees and directors, who are expected to contribute significantly to the success of the Corporation and its Affiliates, a proprietary interest in the continued growth and success of the Bank through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and other stock-based awards. The Plan is also intended to encourage recipients to remain in the employ of the Bank and to assist the Board of Directors and Management in the attraction and recruitment of qualified officers to serve the Bank and/or its Subsidiaries. The Plan is intended to comply with Section 1046 of the Puerto Rico Internal Revenue Code of 1994, as amended, and regulations promulgated thereunder, with respect to the Puerto Rico directors and employees participating thereunder, and Section 422 of the U.S. Internal Revenue Code of 1986, as amended, with respect to the U.S. employees participating in the Plan.
On January 21, 2007 the Corporation’s 1997 Employee Stock Option Plan (the “1997 Option Plan”) expired, all outstanding award grants under the 1997 Option Plan shall continue in full force and effect, subject to their original terms.
Section 2
DEFINITIONS
Whenever used herein, the following terms shall have the respective meanings set forth below:
(a)	“Affiliate” means any organization controlling, controlled by or under common control with the Corporation, or any corporation or other form of entity of which the Corporation owns, from time to time, directly or indirectly, 50% or more of the total combined voting power of all classes of stock. The term “Control” means the power (direct or indirect) to direct the policies and management of a company. In addition to the ownership of voting securities, control may be through voting trusts, stock in escrow and management.
(b)	“Award” means the award of an Option, a SAR, Restricted Stock, Restricted Stock Unit, Performance Share, or Other Stock-Based Award under the Plan.
(c)	“Award Agreement” shall mean an agreement which shall contain such terms and conditions with respect to an Award as the Committee shall determine, consistent with the Plan.
(d)	“Board” means the Board of Directors of the Corporation.
(e)	“Cause” means with respect to a Participant, any act or omission on the part of the Participant which involves personal dishonesty, willful misconduct, breach of fiduciary duty, a material violation of any law, rule or regulation of any regulatory agency, commission of a crime, a violation of any policy or rule of the Corporation or any Affiliates, or a material breach of any provision of any written covenant or agreement with the Corporation or any Affiliate, such as the willful and continued failure of the Participant to perform the duties set forth therein. No act or failure to act on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by him/her not in good faith and without reasonable belief that his/her action or omission was in the best interest of the Bank. For purposes of this paragraph, any act or omission to act on the part of the Participant in reliance upon an opinion of counsel to the Bank or to the Participant shall not be deemed to be willful or without reasonable belief that the act or omission to act was in the best interest of the Bank.
(f)	“Change in Control” shall be deemed to have taken place if: (i) a third person, including a “group” as defined in

Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Bank having 25% or more of the total number of votes which may be cast for the election of directors of the Bank or which, by cumulative voting, if permitted by the Bank’s charter or bylaws, would enable such third person to elect 25% or more of the directors of the Bank; or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or any other business combination, sales of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Bank before such transaction shall cease to constitute a majority of the Board of the Bank or any successor institution.

(g)	“Committee” means the Compensation and Benefits Committee of the Board or such other committee of the Board as the Board shall designate from time to time, which committee shall consist of two or more members, each of whom shall be a “Non Employee Director” within the meaning of Rule 16b-3, as promulgated under the Exchange Act, an “outside director” within the meaning of section 162(m) of the U.S. Code, and an “independent director” under the rules of any exchange where the Common Stock may be traded.

(h)	“Common Stock” means the common stock of the Corporation, par value $1.00 per share.

(i)	“Corporation” means First BanCorp., a Puerto Rico Corporation, and any successor thereto.

(j)	“Covered Employees” are any Executive Officers or other Eligible Persons who are or the Committee determines may be “covered employees” within the meaning of U.S. Code section 162(m).

(k)	“Disability”, means permanently disabled or incapacitated, due to physical or mental illness, if absent from his/her duties with the Bank on a full-time basis for three consecutive months.

(l)	“Eligible Persons” means officers, directors and other employees of the Corporation or its Affiliates. The Committee will determine the eligibility of officers, directors and other employees based on, among other factors, the position and responsibilities of such individuals and the nature and value to the Corporation or its Affiliates of such individual’s accomplishments and potential contribution to the success of the Corporation or its Affiliates. However, for purposes of Section 1046 of the P.R. Code, the stock option plan may cover only directors and employees in Puerto Rico of the Corporation or its Affiliates. Whereas, for purposes of Section 422 of the U.S. Code, the stock option plan may cover only employees of the corporation or its affiliates.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)	“Fair Market Value” means, with respect to stock or other property, the fair market value of such stock or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of stock as of a particular date shall mean, (i) the closing sales price per share of stock on the national securities exchange on which the stock is principally traded, for the date of grant, or (ii) if the shares of stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of stock in such over-the-counter market for the last preceding date on which there was a sale of such stock in such market, or if the shares of stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine in good faith.

(o)	“ISO” means an Option that is an “incentive stock option” within the meaning of U.S. Code section 422.

(p)	“Non Employee Director” means a member of the Board of Directors of the Corporation or an Affiliate who is not an employee of the Corporation or any Affiliate.

(q)	“Non-qualified Stock Option” means an Option that is not an ISO or a QSO.

(r)	“Option” (including ISOs, QSOs and Non-qualified Stock Options) means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an ISO, (ii) a QSO or (iii) a Non-qualified Stock Option.

(s)	“Other Stock-Based Award” means an Award granted pursuant to Section 10 of the Plan.

(t)	“P.R. Code” means the Puerto Rico Internal Revenue Code of 1994, as amended, including, for these purposes, any regulations promulgated by the Puerto Rico Department of the Treasury with respect to the provisions of the P.R. Code, and any successor thereto.

(u)	“Participant” means those Eligible Persons designed by the affirmative action of the Committee to participate in the Plan.

(v)	“Performance Cycle” means the period selected by the Committee during which the performance of the Corporation or any Affiliate or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

(w)	“Performance Goals” means the objectives for the Corporation, any Affiliate or business unit thereof, or an Eligible Person that may be established by the Committee for a Performance Cycle with respect to any performance based Awards contingently granted under the Plan, provided that, for awards intended to qualify for the performance-based compensation exception under Section 162(m) of the U.S. Code:
(i)	The performance criteria that shall be used to establish Performance Goals may include any or a combination of the following as determined by the Committee: (i) net earnings (either before or after (A) interest, (B) taxes, (C) depreciation and (D) amortization), (ii) gross or net sales or revenue, (iii) net income (either before or after taxes), (iv) operating profit, (v) cash flow (including, but not limited to, operating cash flow and free cash flow), (vi) return on assets, (vii) return on capital, (viii) return on stockholders’ equity, (ix) return on sales, (x) gross or net profit or operating margin, (xi) costs, (xii) funds from operations, (xiii) expense, (xiv) working capital, (xv) earnings per share, and (xvi) price per share of Common Stock, (xvii) regulatory ratings, (xviii) market share, (xix) growth in loans and/or other assets, (xx) growth in deposits and (xxi) various measures of credit quality, (xxii) customer satisfaction, satisfaction based on specified objective goals or a Corporation-sponsored customer survey, (xxiii) employee satisfaction, satisfaction based on specified objective goals or a Corporation-sponsored employee survey, (xxiv) Economic value added measurements, or (xxv) market share or market penetration with respect to specific designated products or services, product or service groups and/or specific geographic areas (xxvi) total shareholder return; (xxvii) increase in stock price; any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group.

(ii)	The Committee may, in its discretion, at the time of grant, specify in the Award that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Corporation during the Performance Period; (vii) items related to the disposal of a business or segment of a business; or (viii) items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles; (ix) non-cash valuation changes related to financial instruments accounted at fair value; or (x) any other extraordinary item as the Committee may consider appropriate.
(x)	“Performance Shares” means an Award made pursuant to Section 9 of the Plan, which are units denominated in Common Stock, the number of such units which may be adjusted over a Performance Cycle based upon the satisfaction of Performance Goals.

(y)	“QSO” means an Option that is a “qualified stock option” within the meaning of P.R. Code section 1046.

(z)	“Restricted Period” means the period of time during which Restricted Stock Units or shares of Restricted Stock are subject to forfeiture or restrictions on transfer.

(aa)	“Restricted Stock” means Common Stock awarded to a Participant pursuant to the Plan that is subject to forfeiture and restrictions on transferability in accordance with Section 8 of the Plan.

(bb)	“Restricted Stock Unit” means a Participant’s right to receive, pursuant to this Plan, one share of Common Stock (or in the discretion of the Committee, its cash equivalent) at the end of a specified period of time, which right is subject to forfeiture in accordance with Section 8 of the Plan.

(cc)	“Retirement” means the voluntarily termination of employment by a Participant after he or she has attained the age of 65 or such other age as may be determined by the Committee in its sole discretion or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

(dd)	“SAR” means a stock appreciation right granted under Section 7 in respect of one or more shares of Common Stock that entitles the holder thereof to receive, in cash or Common Stock, or a combination thereof, at the discretion of the Committee (which discretion may be exercised at or after grant, including after exercise of the SAR), an amount per share of Common Stock equal to the excess, if any, of the Fair Market Value on the date the SAR is exercised over the Fair Market Value on the date the SAR is granted.

(ee)	“Substitute Award” shall mean an Award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or SAR.

(ff)	“U.S. Code” means the U.S. Internal Revenue Code of 1986, as amended, including, for these purposes, any regulations promulgated by the Internal Revenue Service with respect to the provisions of the U.S. Code (“Treasury Regulations”), and any successor thereto.
Section 3
ELIGIBILITY
Any Eligible Person shall be eligible to be selected to receive an Award under the Plan, except that ISOs, under U.S. Code section 422 may be granted only to employees of the Corporation or a subsidiary.
Section 4
ADMINISTRATION
(a)	The Plan shall be administered by the Committee. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine.

(b)	Subject to the terms of the Plan and applicable law, the Board, upon receiving the relevant recommendations of the Committee, shall have power and authority to: (i) designate participants; (ii) determine the type or types of Awards to be granted to each participant under the Plan; (iii) determine the number of shares of Common Stock to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) adopt form of Award Agreements; (vi) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, or other Awards, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vii) correct any defect, supply any omission or reconcile any inconsistency in or among the Plan, an Award or an Award Agreement; (viii) determine whether, to what extent, and under what circumstances cash, shares of Common Stock, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Board; (ix) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan.

(c)	All decisions of the Board shall be final, conclusive and binding upon all parties, including the Corporation, the stockholders and the Participants.
Section 5
COMMON STOCK SUBJECT TO PLAN; OTHER LIMITATIONS
(a)	Subject to adjustment as provided in (d) below, (i) the maximum number of shares of Common Stock available for delivery under the Plan is 3,800,000 Shares, (ii) the maximum number of shares of Common Stock that may be subject to grant of ISOs is 3,800,000 and (iii) the maximum number of shares of Common Stock that are available for Awards under 8, 9 and 10 is 1,900,000.

(b)	No participant may receive Options, SARs or any Award granted in accordance with Section 11 below in any fiscal year that relate to more than 650,000 shares of Common Stock.

(c)	If, after the effective date of the Plan, any shares of Common Stock covered by an Award, or to which such an Award relates, are forfeited, or if such an Award otherwise terminates without the delivery of shares of Common Stock, then the shares of Common Stock covered by such Award, or to which such Award relates, to the extent of any such forfeiture or termination, shall again be, or shall become, available for issuance under the Plan. Notwithstanding the foregoing, the following shares of Common Stock shall not become available for purposes of the Plan: (1) shares of Common Stock previously owned or acquired by the participant that are delivered to the Corporation, or withheld from an Award, to pay the exercise price, (2) shares of Common Stock that are delivered or withheld for purposes of satisfying a tax withholding obligation, or (3) shares of Common Stock reserved for issuance upon the grant of a SAR that exceed the number of shares actually issued upon exercise.

(d)	Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued shares of Common Stock or shares of Common Stock acquired by the Corporation.

(e)	In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares of Common Stock or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Corporation, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Corporation, or other similar corporate transaction or event affects the shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of shares of Common Stock (or other securities) which thereafter may be made the subject of Awards, including the aggregate and individual limits specified above, (ii) the number and type of shares of common Stock (or other securities) subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of shares of Common Stock subject to any Award denominated in shares shall always be a whole number. Notwithstanding the foregoing, to the extent applicable, adjustments to Awards will be made only to the extent permitted under Section 409A of the U.S. Code.

(f)	Shares of Common Stock underlying Substitute Awards, and Awards settled in cash, shall not reduce the number of shares of Common Stock remaining available for issuance under the Plan.

Section 6
STOCK OPTIONS
(a)	The Board, upon receiving the relevant recommendations of the Committee, may grant Options to Eligible Persons in the following forms: (1) ISOs; (2) QSOs and (3) Non-qualified stock options. ISOs and QSOs may only be granted to those who meet the requirements of U.S. or P.R. Code, respectively. Each Option will be evidenced by an Award Agreement.

(b)	Except in the case of Substitute Awards, Non-qualified Stock Options and QSOs and ISOs granted pursuant to the Plan shall have an exercise price of no less than the Fair Market Value of a share of Common Stock on the date the Option is granted. Except as provided in Section 5(e), the Board shall not have the ability or authority to reduce the exercise price of outstanding Options nor to grant any new Options or other Awards in substitution for or upon the cancellation of Options previously granted which shall have the effect of reducing the exercise price of any outstanding Option without the approval of a majority of the Corporation’s shareholders.

(c)	Each Option granted pursuant to the Plan shall become exercisable as determined by the Board at the time of grant. The Board shall determine the time or times at which an Option may be exercised in whole or in part.

(d)	The term of each Option shall be fixed by the Board but shall not exceed 10 years from the date of grant thereof.

(e)	Pursuant to the provisions of Section 1046 of the P.R. Code and/or Section 422 of the U.S. Code, the aggregate Fair Market Value of the shares (determined as of the time the Option is granted) with respect to which QSO’s and/or ISO’s are exercisable for the first time by any Optionee during any calendar year (under the Plan and any other plans of the Corporation and its Affiliates) shall not exceed one hundred thousand dollars ($100,000).

(f)	Payment of the exercise price shall be made in cash or check. However, the Committee may, in its discretion, (i) allow payment, in whole or in part, through the delivery of shares of Common Stock which have been owned by the participant for at least six months, duly endorsed for transfer to the Corporation with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (ii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, through the delivery of a notice that the participant has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and the broker timely pays a sufficient portion of the net proceeds of the sale to the Corporation in satisfaction of the Option exercise price; or (iv) allow payment through any combination of the consideration provided in the foregoing subparagraphs (i), (ii), (iii) and (iv); provided, however, that the payment in the manner prescribed in the preceding paragraphs shall not be permitted to the extent that the Committee determines that payment in such manner shall result in an extension or maintenance of credit, an arrangement for the extension of credit, or a renewal or an extension of credit in the form of a personal loan to or for any Director or executive officer of the Corporation that is prohibited by Section 13(k) of the Exchange Act or other applicable law.

(g)	Upon exercise of a SAR, the holder shall be entitled to receive payment, in cash, in shares of common stock or in a combination thereof.
Section 7
SARs
(a)	The Board, upon receiving relevant recommendations from the Committee, may grant SARs to Eligible Persons with terms and conditions that are not inconsistent with the provisions of the Plan. Each SAR shall be evidenced by an Award Agreement which includes the terms and conditions recommended by the Committee.

(b)	SARs may be granted hereunder to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.

(c)	Any tandem SAR related to an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. In the case of any tandem SAR related to any Option, the SAR or applicable portion thereof shall not be exercisable until the related Option or applicable portion thereof is exercisable and shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the SAR. Any Option related to any tandem SAR shall no longer be exercisable to the extent the related SAR has been exercised.

(d)	A freestanding SAR shall not have a term of greater than 10 years or, unless it is a Substitute Award, an exercise price less than the Fair Market Value of the Share on the date of grant. Except as provided in Section 5(e), the Board shall not have the ability or authority to reduce the exercise price of outstanding SARs nor to grant any new SARs or other Awards in substitution for or upon the cancellation of SARs previously granted which shall have the effect of reducing the exercise price of any outstanding SAR without the approval of a majority of the Corporation’s shareholders.
Section 8
RESTRICTED STOCK AND RESTRICTED STOCK UNITS
(a)	The Board, upon receiving the relevant recommendations of the Committee, may grant Awards to Eligible Persons of Restricted Stock or Restricted Units. Each Award of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement which shall set forth the conditions, if any, which will need to be satisfied before the grant will be effective and the conditions, if any, under which the participant’s Award will be forfeited or become vested, including Performance Goals, if any, that must be achieved as a condition to vesting.

(b)	Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the participant during the Restricted Period, except as hereinafter provided.

(c)	Unless otherwise stated, holders of Restricted Stock or Restricted Stock Units shall have the rights to dividends or dividend equivalents, as applicable, during the Restriction Period. Such dividends or dividend equivalents will accrue during the Restriction Period, but not be paid until restrictions lapse.

(d)	In the case of Restricted Stock, the participant will have the right to vote shares.

(e)	For Restricted Stock and Restricted Stock Unit Awards intended to vest solely on the basis of the passage of time, the Awards will not vest more quickly than ratably over a three-year period beginning on the first anniversary of the award. Awards may vest more quickly in the event of (a) death, Disability or Retirement, (b) job loss due to workforce reduction, job elimination or divestiture or (c) a Change in Control. Also, Awards necessary in the recruitment of new key employees or for the retention of key employees acquired in a business combination will not be subject to a minimum time-based vesting requirement.

(f)	The restricted period shall commence upon the date of the grant by the Board and shall lapse with respect to the shares of Restricted Stock and Restricted Stock Units on such date the vesting period of the Award elapses.
Section 9
PERFORMANCE SHARES
The Board, upon receiving the relevant recommendations of the Committee, may grant Performance Shares to Eligible Persons. Performance Shares shall represent the right of a participant to receive shares of Common Stock (or their cash equivalent) at a future date upon the achievement of Performance Goals established by the Committee, during a specified Performance Cycle. Performance Shares may include the right to receive dividend equivalents thereon, on a current, reinvested and/or restricted basis. Each Award of Performance Shares shall be evidenced by an Award Agreement which shall set forth the terms and conditions of the Award.

Section 10
OTHER STOCK-BASED AWARDS
The Board, upon receiving the relevant recommendations of the Committee, may grant Other Stock-Based Awards to Eligible Persons. An Other Stock-Based Award means any other type of equity-based or equity-related Award not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amount and subject to such terms and conditions as the Administrator shall determine. Such Awards may involve the transfer of actual shares of Common Stock, or payment in cash or otherwise of amounts based on the value of shares of Common Stock. Each Other Stock-Based Award shall be evidenced by an Award Agreement which shall set forth the terms and conditions of the Award.
Section 11
QUALIFIED PERFORMANCE-BASED AWARDS
(a)	The Board, upon receiving the relevant recommendations of the Committee, may determine whether an Award is to qualify as performance-based compensation (as described in Section 162(m)(4)(C) of the U.S. Code).

(b)	To the extent necessary to comply with the performance-based compensation requirements of Section 162, no later than ninety (90) days following the commencement of any Performance Cycle (or such earlier time as may be required under Section 162(m)), the Committee shall, in writing, (i) designate one or more Covered Employees, (ii) select the Performance Goals applicable to the Performance Cycle (including any applicable adjustments), (iii) establish the various performance targets, in terms of an objective formula or standard, and amounts of such Awards, as applicable, which may be earned for such Performance Cycle, and (iv) specify the relationship between the performance targets and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Cycle. Following the completion of each Performance Cycle, the Committee shall certify in writing whether the applicable performance targets have been met. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Cycle.

(c)	Furthermore, notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to qualify as performance-based compensation shall be subject to any additional limitations set forth in Section 162(m) of the U.S. Code (including any amendment to Section 162(m) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation and the Plan shall be deemed amended to the extent necessary to conform to such requirements.
Section 12
TERMINATION OF EMPLOYMENT; CHANGE OF CONTROL
(a)	In the event of the death of a participant while in the employ or service of the Bank, Awards held by such participant which have not been exercised or which have not vested, shall vest and may be exercised, as the case may be (irrespective of whether the vesting period has been completed), by the estate of the participant or by any person who acquired the right to exercise such Award by bequest or inheritance from such participant, within one year after the date of such death but not later that the date on which the Award would otherwise expire.

(b)	If the employment or service of a participant is terminated by reason of Disability, Awards held by such participant which have not been exercised or which have not vested, shall vest and may be exercised, as the case may be (irrespective of whether the vesting period has been completed),, within one year after such termination but not later than the date on which such Award would otherwise expire.

(c)	In the event a Participant’s employment or service is terminated by the Corporation or any Affiliate for Cause, Awards held by such Participant which have not been exercised or which have not vested shall be forfeited and canceled upon such termination and shall not thereafter be exercisable.

(d)	Unless otherwise determined by the Committee, in the event a Participant’s employment or service ends as a result of such participants resignation from the Corporation or an Affiliate, any Award held by such Participant which has not been exercised or which have not vested, shall be forfeited and canceled upon such termination and shall not thereafter be exercisable.

(e)	If the employment or service of the participant is terminated for any reason other than described in Section 13 (a) through (d), Awards held by such participant which have not been exercised or which have not vested shall vest and may be exercised, as the case may be, at any time prior to the expiration of the term of the Award or the ninetieth (90th) day following the Participants termination of employment, whichever period is shorter, and any Awards that are not exercisable at the time of the termination of employment shall be canceled upon such termination and shall not thereafter be exercisable; provided, however, that a participant whose employment is terminated by reason of Retirement, or who is voluntarily or involuntarily terminated within one year after a Change in Control, Awards held by such participant shall vest and may be exercised, as the case may be (irrespective of whether the vesting period has been completed), within four months after the date of such termination but not later than the date on which the Awards would otherwise expire.

(f)	Based on particular circumstances evaluated by the Committee as they may relate to the termination of a Participant, the Board may, with the recommendation of the Committee, grant the full vesting of any Award held by the participant upon termination of employment.

(g)	If awards are accelerated for reasons other than death, disability, retirement, or change in control, those discretionarily accelerated shares will be limited to 10% of the total number of shares authorized under Section 5(a) of the Plan.
Section 13
AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN
(a)	The Board may, at any time and from time to time amend, modify, suspend, or terminate this Plan, in whole or in part, without notice to or the consent of any participant or employee; provided, however, that any amendment which would (i) increase the number of shares available for issuance under the Plan, (ii) lower the minimum exercise price at which an Option or SAR may be granted or (iii) change the Award limits as set forth in Section 5(a) or 5(b) or (iv) require shareholder approval under the rules of any exchange where the Common Stock may be traded, shall be subject to the approval of the Corporation’s shareholders. No amendment, modification or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Participant Award (for this purpose, actions that alter the timing of federal income taxation of a participant will not be deemed material unless such action results in an income tax penalty on the Participant).

(b)	The effective date and date of adoption of the Plan shall be March 13, 2008, the date of adoption of the Plan by the Board, provided that such adoption of the Plan by the Board is approved by a majority of the votes cast at a duly held meeting of stockholders held on or prior to April 29, 2008 at which a quorum representing a majority of the outstanding voting stock of the Corporation is, either in person or by proxy, present and voting. No Award may be granted subsequent to March 13, 2018. Absent additional stockholder approval, no Award intended to qualify as performance-based under Section 162(m) of the U.S. Code may be granted under the Plan subsequent to the Corporation’s annual meeting of stockholders in April 29, 2013.
Section 14
MISCELLANEOUS

(a)	The Corporation may, to the extent deemed necessary or advisable by the Committee postpone the issuance or delivery of shares of Common Stock or payment of other benefits under any Award until completion of such registration or qualification of such shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the shares of Common Stock or other securities of the Corporation are listed or quoted, or compliance with any other obligation of the Corporation, as the Committee may consider appropriate, and may require any participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of shares of Common Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b)	No Award or other right or interest of a participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such participant to any party (other than the Corporation or an Affiliate), or assigned or transferred by such participant otherwise than by will or the laws of descent and distribution or to a beneficiary upon the death of a participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the participant only by the participant or his or her guardian or legal representative.

(c)	The Corporation and any Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of shares of Common Stock, or any payroll or other payment to a participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Corporation and participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive shares of Common Stock or other property and to make cash payments in respect thereof in satisfaction of a participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations if such withholding will not result in additional accounting expense to the Corporation. Other provisions of the Plan notwithstanding, only the minimum amount of shares of Common Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, unless withholding of any additional amount of shares of Common Stock will not result in additional accounting expense to the Corporation.

(d)	No election under Section 83(b) of the U.S. Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a participant is permitted to make such an election in connection with an Award, the participant shall notify the Corporation of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) or other applicable provision.

(e)	If any participant shall make any disposition of shares of shares of Common Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Corporation of such disposition within ten days thereof.

(f)	The Corporation or any Affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Corporation or an Affiliate may owe to the participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the participant, such amounts as may be owed by the participant to the Corporation, including but not limited to amounts owed under Section (c) above, although the participant shall remain liable for any part of the participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the participant agrees to any such deduction or setoff.

(g)	The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a participant or obligation to deliver shares of Common Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Corporation; provided that the Committee may authorize the creation of trusts and deposit therein cash, shares of Common Stock, other Awards or other property, or make other arrangements to meet the Corporation’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected participant.

(h)	Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Section 162(m) of the U.S. Code, and such other arrangements may be either applicable generally or only in specific cases.

(i)	No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j)	It is the intent of the Corporation that Options and SARs granted to Covered Employees and other designated Awards shall constitute qualified “performance-based compensation” within the meaning of Section 162(m) of the U.S. Code and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. If any provision of the Plan or any Award document relating to an Award that is designated as intended to comply with Section 162(m) does not comply or is inconsistent with the requirements of Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k)	Other provisions of the Plan notwithstanding, to the extent applicable, the terms of any Award, including any authority of the Corporation and rights of the participant with respect to the Award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Corporation shall have no authority to accelerate distributions relating to Awards subject to Section 409A in excess of the authority permitted under Section 409A, and any distribution subject to Section 409A(a)(2)(A)(i) (separation from service) to a “key employee” as defined under Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Section 409A(a)(2)(B)(i).

(l)	The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the Commonwealth of Puerto Rico, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(m)	Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or participant the right to continue as an Eligible Person or participant or in the employ or service of the Corporation or an Affiliate, (ii) interfering in any way with the right of the Corporation or an Affiliate to terminate any Eligible Person’s or participant’s employment or service at any time, (iii) giving an Eligible Person or participant any claim to be granted any Award under the Plan or to be treated uniformly with other participants and employees, or (iv) conferring on a participant any of the rights of a shareholder of the Corporation unless and until the participant is duly issued or transferred shares of Common Stock in accordance with the terms of an. Except as expressly provided in the Plan and an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Corporation and the participant any rights or remedies thereunder.

(n)	If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.